Exhibit 3.616

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 09/04/1997
971295668 - 2792672
CERTIFICATE OF FORMATION
OF
LIBERTY WASTE SERVICES LIMITED, L.L.C.
A Limited Liability Company
     FIRST: The name of the limited liability company is:
Liberty Waste Services Limited, L.L.C.
     SECOND: The address of the limited liability company’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
     THE UNDERSIGNED, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 4th day of September, 1997,

/s/ Cindy Sabish
Cindy Sabish
Authorized person

CERTIFICATE OF AMENDMENT
OF
LIBERTY WASTE SERVICES LIMITED, L.L.C.
1.	The Name of the limited liability company is LIBERTY WASTE SERVICES LIMITED, L.L.C.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of LIBERTY WASTE SERVICES LIMITED, L.L.C. this 7th day of April, 1999.

/s/ Jo Lynn White